Exhibit 99.2

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director of Cambridge Bancorp (“Cambridge”) pursuant to the terms of the Agreement and Plan of Merger by and among Cambridge, Cambridge Trust Company and Optima Bank & Trust Company, dated as of December 5, 2018, in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Cambridge, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ Daniel R. Morrison	January 17, 2019
Daniel R. Morrison